Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS JULY COMP STORE SALES DOWN 7.2%

Lowers Earnings Guidance for Second Quarter of 2006

CITY of INDUSTRY, CA, July 31, 2006 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) today announced the following sales results for its fiscal month of July and the second quarter (four weeks, and thirteen weeks, respectively, ended July 29, 2006):

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Change to Last Year	This Year	Last Year
July	$53.1	2%	-7.2%	-5.0%
Second Quarter	$160.4	5%	-5.5%	-3.5%
Year-to-date	$314.4	4%	-7.5%	-1.4%

Hot Topic, Inc. also announced that as a result of lower than expected sales, the company currently estimates that the second quarter net loss will be in the range of $0.02 to $0.03 per diluted share.

Betsy McLaughlin, Chief Executive Officer, said, “During the first two weeks of July, we experienced comp store sales roughly flat to a year ago. During the last half of the month, we experienced a significant drop in traffic and comparable sales. Approximately one-third of the total company comp miss can be attributed to Florida and a very disappointing “sales tax free event” relative to a year ago. Approximately one-third was a result of our plan to be less promotional this year than we were last year. The remaining third was a result of less traffic. We believe our back-to-school assortment, especially our men’s and women’s fashion statements, are on trend and look better than they have looked in years. However, we also believe it will take time and traffic for our customers to respond accordingly. In the meantime, our inventory is in line and our expense control initiatives are in progress.”

For more detailed information on July sales results, please call 626-709-1209 to listen to a recorded commentary. Additionally, a conference call to discuss second quarter results, business trends, guidance and other matters is scheduled for August 16, 2006 at 4:30 PM (ET). The conference call number is 866-202-4367, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast at

www.companyboardroom.com. A replay will be available at 888-286-8010, pass code 10660381, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of July 29, 2006 the company operated 682 Hot Topic stores in all 50 states and Puerto Rico, 127 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned prerecorded commentary contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 28, 2006. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173